                                                                    EXHIBIT 99.1

                          CONFIDENTIAL DRAFT FOR REVIEW


                            KMART HOLDING CORPORATION
                       REPORTS NET INCOME OF $155 MILLION
                      FOR THE SECOND QUARTER OF FISCAL 2004


TROY, MICHIGAN, AUGUST 16, 2004 -- Kmart Holding Corporation (NASDAQ: KMRT) today reported financial results for the second quarter of fiscal 2004. For the 13 weeks ended July 28, 2004, Kmart Holding Corporation (Kmart or the Company) reported net income of $155 million, or $1.54 per diluted share. The Company reported a net loss of $5 million or $(0.06) per diluted share for the same period in 2003.

Operating income for the 13 weeks ended July 28, 2004 was $275 million or 5.7% of sales compared to $10 million or 0.2% of sales for the same period in 2003. Operating income for the 13 weeks ended July 28, 2004 included net gains on sales of assets of $72 million. Same-store sales and total sales decreased 14.9% and 15.3%, respectively, for the 13 weeks ended July 28, 2004, compared to the 13 weeks ended July 30, 2003.

For the 26 weeks ended July 28, 2004 Kmart reported net income of $248 million, or $2.47 per diluted share.

During the quarter, cash and cash equivalents increased approximately $400 million to a total of $2.6 billion as of July 28, 2004.

Julian C. Day, President and Chief Executive Officer of Kmart, said "We are pleased with our continued progress and ability to deliver consistent profit. We have continued to focus on process changes that simplify the operations of our stores and distribution centers, including improving merchandise flow and lowering inventory levels which result in lower shrink expense, lower clearance and promotional markdowns and lower payroll expenses."

Day added, "We are happy with the dramatically improved styling and quality of our recently launched fall product lines, and how they have been brought to life through marketing partnerships such as those with E! Entertainment and The WB Network. We will continue our attention on our stores, product assortment, and the quality of our customers' shopping experience, and remain focused on those strategies that have contributed to the improved performance of the Company."


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MANAGEMENT'S DISCUSSION AND ANALYSIS OF OPERATIONS

Factors affecting same-store sales and total sales for the 13 weeks ended July 28, 2004 included reductions in promotional events and newspaper advertising; the effect of unseasonably cool weather in the current quarter on sales of summer seasonal products including lawn and garden merchandise; and a transition in our apparel lines leading up to back-to-school product launches.

Gross margin increased $9 million to $1.24 billion for the 13 weeks ended July 28, 2004 from $1.23 billion for the 13 weeks ended July 30, 2003. Gross margin as a percentage of sales increased to 26.0% for the 13 weeks ended July 28, 2004, from 21.8% in the prior year. The improvement in the Company's gross margin rate was primarily attributable to reduced markdowns on promotions and clearance items, and improvements in shrinkage at our distribution centers and stores. Included in gross margin was a $16 million charge recorded in the second quarter of fiscal 2004 in conjunction with the store closings inventory liquidations.

Selling, general and administrative expenses (SG&A) decreased $186 million to $1.04 billion, or 21.7%, of sales for the 13 weeks ended July 28, 2004 from $1.23 billion, also 21.7% of sales, for the 13 weeks ended July 30, 2003. The decline resulted from a reduction in store payroll and related expenditures due to increased operating efficiencies and reduced sales volume at our stores, and to reductions in the Company's weekly and mid-week circular advertising, partially offset by an increase in electronic media advertising. The remaining net reduction in SG&A is due to continued efforts to reduce operating expenses.

Interest expense, net for the 13-weeks ended July 28, 2004 and July 30, 2003 was $31 million and $21 million, respectively. In July 2004, the Company voluntarily reduced the size of our credit agreement from $1.5 billion to $1.0 billion to reduce the overall cost of the facility. In conjunction with this action, the Company accelerated the amortization of $9 million of the associated debt issuance costs, which is included in Interest expense, net for the 13-weeks ended July 28, 2004. During the 13-weeks ended July 28, 2004, $13 million of interest expense was recorded for the accretion of obligations recorded at net present value.


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DISCUSSION OF NON-GAAP FINANCIAL INFORMATION

Year-to-date Adjusted EBITDA

Year-to-date Adjusted EBITDA (Year-to-date earnings before interest, taxes, depreciation, amortization, net gains on sales of assets, bankruptcy-related recoveries and certain other items) is a non-GAAP financial measure. Year-to-date Adjusted EBITDA is not the same as EBITDA defined in Kmart's credit facility. Year-to-date Adjusted EBITDA is a Company-defined metric used solely by Kmart's management for the administration of the Company's incentive compensation program for eligible employees. Year-to-date Adjusted EBITDA is not a measure or indicator of the overall financial condition or performance of Kmart and should not be used by investors as a basis for formulating investment decisions as it excludes a number of important cash and non-cash recurring items. Management compensates for this limitation by using GAAP measures, as well, in managing the business.




                                                                     26-WEEKS
                                                                      ENDED
                                                                   JULY 28, 2004
                                                                   -------------
Net income                                                             $   248
Adjustments to reconcile to Year-to-date Adjusted EBITDA:
  Income tax provision                                                     150
  Interest expense, net                                                     57
  Depreciation and amortization                                              8
  Net gains on sales of assets                                            (104)
  Bankruptcy-related recoveries                                            (12)
  Other                                                                     34
                                                                       --------
Year-to-date Adjusted EBITDA                                           $   381
                                                                       --------



COMPARABILITY OF FINANCIAL STATEMENTS:

Upon emergence from bankruptcy on May 6, 2003, Kmart Corporation (Predecessor Company) applied the provisions of Fresh-Start accounting effective as of April 30, 2003, at which time a new reporting entity, Kmart Holding Corporation (Kmart), was created. As a result of applying Fresh-Start accounting, the reported historical financial statements of the Predecessor Company for periods ended prior to May 1, 2003 generally are not comparable to those of Kmart. Therefore, comparisons of earnings per share data to Predecessor Company results are not included herein. As referenced within this news release, results of operations for the period ended April 30, 2003, refer to the Predecessor Company.





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                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)



                                                      13-WEEKS ENDED   13-WEEKS ENDED
                                                       JULY 28, 2004    JULY 30, 2003
                                                     ---------------   ---------------
Sales                                                       $ 4,785           $ 5,652
Cost of sales, buying and occupancy                           3,543             4,419
                                                            -------           -------
Gross margin                                                  1,242             1,233
Selling, general and administrative expenses                  1,039             1,225
Net gains on sales of assets                                    (72)               (2)
                                                            -------           -------
Operating income                                                275                10
Interest expense, net                                            31                21
Bankruptcy-related recoveries                                    (5)               --
Equity income in unconsolidated subsidiaries                     --                (2)
                                                            -------           -------
Income (loss) from operations before income taxes               249                (9)
Provision for (benefit from) income taxes                        94                (4)
                                                            -------           -------
Net income (loss)                                           $   155           $    (5)
                                                            =======           =======
Basic net income (loss) per common share                    $  1.73           $ (0.06)
                                                            =======           =======
Diluted net income (loss) per common share                  $  1.54           $ (0.06)
                                                            =======           =======

Basic weighted average shares (millions)                       89.5              89.7

Diluted weighted average shares (millions)                    101.5              89.7




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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                    (DOLLARS IN MILLIONS, EXCEPT SHARE DATA)
                                   (UNAUDITED)


                                                                       JULY 28, 2004     JANUARY 28, 2004   JULY 30, 2003
                                                                       -------------     ----------------   -------------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                                                 $ 2,626          $ 2,088          $ 1,200
  Merchandise inventories                                                     3,212            3,238            4,063
  Accounts receivable, net                                                      225              301              305
  Other current assets                                                          130              184              254
                                                                            -------          -------          -------
TOTAL CURRENT ASSETS                                                          6,193            5,811            5,822
  Property and equipment, net                                                   240              153               43
  Other assets and deferred charges                                             212              120               90
                                                                            -------          -------          -------
TOTAL ASSETS                                                                $ 6,645          $ 6,084          $ 5,955
                                                                            =======          =======          =======
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
  Long-term debt and mortgages payable due within one year                  $     4          $     4          $    66
  Accounts payable                                                              977              820            1,083
  Accrued payroll and other liabilities                                         772              671              636
  Taxes other than income taxes                                                 291              281              333
                                                                            -------          -------          -------
TOTAL CURRENT LIABILITIES                                                     2,044            1,776            2,118
LONG-TERM LIABILITIES
  Long-term debt and mortgages payable                                          103              103               51
  Capital lease obligations                                                     335              374              401
  Pension obligations                                                           880              873              861
  Unfavorable operating leases                                                  316              342              334
  Other long-term liabilities                                                   430              424              482
                                                                            -------          -------          -------
TOTAL LIABILITIES                                                             4,108            3,892            4,247

SHAREHOLDERS' EQUITY
  Preferred stock 20,000,000 shares authorized; no shares outstanding            --               --               --
  Common stock $0.01 par value, 500,000,000 shares authorized;
    89,647,641, 89,633,760 and 89,677,509 shares issued, respectively             1                1                1
  Treasury stock, at cost                                                        (1)              (1)              --
  Capital in excess of par value                                              2,041            1,943            1,712
  Retained earnings (Accumulated deficit)                                       496              248               (5)
  Accumulated other comprehensive income                                         --                1               --
                                                                            -------          -------          -------
TOTAL SHAREHOLDERS' EQUITY                                                    2,537            2,192            1,708
                                                                            -------          -------          -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                  $ 6,645          $ 6,084          $ 5,955
                                                                            =======          =======          =======


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                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (DOLLARS IN MILLIONS)
                                   (UNAUDITED)




                                                                                              PREDECESSOR
                                                                   SUCCESSOR COMPANY            COMPANY
                                                           -------------------------------   ---------------
                                                              26-WEEKS         13-WEEKS        13-WEEKS
                                                               ENDED            ENDED           ENDED
                                                           JULY 28, 2004    JULY 30, 2003    APRIL 30, 2003
                                                           -------------   ---------------   ---------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income (loss)                                            $   248          $    (5)         $  (862)
  Adjustments to reconcile net income (loss) to net cash
    provided by (used for) operating activities:
      Depreciation and amortization                                 24                5              177
      Store closings inventory charges                              17               --               --
      Net gains on sales of assets                                (104)              (2)              --
      Deferred income taxes                                         22               --               --
      Equity income in unconsolidated subsidiaries                  (3)              (2)              (7)
      Restructuring, impairments and other charges                  --               --               44
      Reorganization items, net                                     --               --              769
  Dividends received from Meldisco                                   3               --               36
  Cash used for store closings and other charges                    --               (5)             (64)
  Cash used for payments of exit costs and other
    reorganization items                                            --             (451)             (19)
  Change in:
      Merchandise inventories                                       10              368              480
      Accounts receivable                                           41               75              114
      Accounts payable                                             156              (77)            (117)
      Taxes payable                                                133              (11)             (16)
      Other assets                                                  13               26                9
      Other liabilities                                            (24)             (93)              32
                                                               -------          -------          -------
NET CASH PROVIDED BY (USED FOR) OPERATING ACTIVITIES               536             (172)             576
                                                               -------          -------          -------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sales of assets                                    153               44               64
  Capital expenditures                                            (124)             (27)              (4)
                                                               -------          -------          -------
NET CASH PROVIDED BY INVESTING ACTIVITIES                           29               17               60
                                                               -------          -------          -------
CASH FLOWS FROM FINANCING ACTIVITIES
  Payments on capital lease obligations                            (25)             (14)             (16)
  Payments on mortgages                                             (2)              (4)              (1)
  Proceeds from issuance of debt                                    --               60               --
  Debt issuance costs                                               --              (46)              --
  Fees paid to Plan Investors                                       --              (13)              --
  Issuance of common shares                                         --              140               --
                                                               -------          -------          -------
NET CASH (USED FOR) PROVIDED BY FINANCING ACTIVITIES               (27)             123              (17)
                                                               -------          -------          -------
NET CHANGE IN CASH AND CASH EQUIVALENTS                            538              (32)             619
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                   2,088            1,232              613
                                                               -------          -------          -------
CASH AND CASH EQUIVALENTS, END OF PERIOD                       $ 2,626          $ 1,200          $ 1,232
                                                               =======          =======          =======




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About Kmart Holding Corporation

Kmart Holding Corporation (NASDAQ: KMRT) and its subsidiaries (together, "Kmart") is a mass merchandising company that offers customers quality products through a portfolio of exclusive brands that include Thalia Sodi, Jaclyn Smith, Joe Boxer, Kathy Ireland, Martha Stewart Everyday, Route 66 and Sesame Street. For more information visit the Company's website at www.kmart.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION AND OTHER MATTERS Statements or reports made by or on behalf of Kmart which address activities, events or developments that we expect or anticipate may occur in the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, Kmart's current views with respect to current events and financial performance. Such forward-looking statements are based upon assumptions concerning future conditions that may ultimately prove to be inaccurate and involve risks, uncertainties and factors that could cause actual results to differ materially from any anticipated future results, express or implied, by such forward-looking statements. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, factors relating to Kmart's internal operations and the external environment in which it operates; Kmart's ability to successfully implement business strategies and otherwise fund and execute planned changes in various aspects of the business; marketplace demand for the products of Kmart's key brand partners, as well as the engagement of appropriate new brand partners; changes in consumer spending and Kmart's ability to anticipate buying patterns and implement appropriate inventory strategies; Kmart's ability to reverse its negative same-store sales trend; competitive pressures and other third party actions, including pressures from pricing and other promotional activities of competitors, as well as new competitive store openings; the resolution of allowed claims for which Kmart is obligated to pay cash under the Plan of Reorganization; Kmart's ability to properly monitor its inventory needs in order to timely acquire desired goods in appropriate quantities and/or fulfill labor needs at planned costs; Kmart's ability to attract and retain customers; Kmart's ability to maintain normal terms with vendors and service providers; Kmart's ability to maintain contracts, including leases, that are critical to its operations; Kmart's ability to develop a market niche; regulatory and legal developments; general economic conditions; weather conditions, including those which affect buying patterns of Kmart's customers; other factors affecting business beyond Kmart's control; Kmart's ability to attract, motivate and/or retain key executives and associates; and other risks detailed in Kmart's Securities and Exchange Commission filings. Kmart undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances after the date such statements were made.


                                            CONTACT:    Kmart Media Relations
                                                        (248) 463-1021